Exhibit 10.40

DISTRIBUTION AND SERVICE PLAN

FOR CLASS B SHARES

Effective January 30, 2009

This Plan is adopted by Waddell & Reed Advisors Funds(the “Trust”), on behalf of each series of the Trust (each, a “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) to provide for payment by the Trust of certain expenses in connection with the distribution of each Fund’s Class B shares, provision of personal services to such Fund’s Class B shareholders and/or maintenance of its Class B shareholder accounts.  Payments under the Plan are to be made to Waddell & Reed, Inc. (“W&R”) which serves as the principal underwriter for the Trust under the terms of the Underwriting Agreement pursuant to which W&R offers and sells the Class B shares of each Fund.

Distribution Fee

With respect to each Fund, the Trust is authorized to pay to W&R an amount not to exceed on an annual basis .75 of 1% of the Fund’s average net assets of its Class B shares as a “distribution fee” to finance the distribution of the Fund’s Class B shares payable to W&R daily or at such other intervals as the board of trustees may determine.

Service Fee

With respect to each Fund, the Trust is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of the Fund’s average net assets of its Class B shares as a “service fee” to finance shareholder servicing by W&R or its affiliated companies, broker-dealers who may sell the Fund’s Class B shares and other third parties to encourage and foster the maintenance of shareholder accounts of the Fund’s Class B shares.  The amounts shall be payable to W&R daily or at such other intervals as the board of trustees may determine.

FINRA Definition

For purposes of this Plan, the “distribution fee” may be considered as a sales charge that is deducted from the net assets of the Class B shares of each Fund and does not include the service fee.  The “service fee” shall be considered a payment made by the Trust for personal service and/or maintenance of the Fund’s Class B shareholder accounts, as such is now defined by the Financial Industry Regulatory Authority (“FINRA”), provided, however, if FINRA adopts a definition of “service fee” for purposes of Rule 2830 of the FINRA Conduct Rules that differs from the definition of “service fee” as presently used, or if FINRA adopts a related definition intended to define the same concept, the definition of “service fee” as used herein shall be automatically amended to conform to the FINRA definition.

Quarterly Reports

W&R shall provide to the board of trustees of the Trust and the board of trustees shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall become effective as to a Fund when it has been approved by a vote of at least a majority of the outstanding Class B voting securities (as defined in the Act) of that Fund and by a vote of the board of trustees of the Trust and of the trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as trustees or shareholders of the Trust) (“independent trustees”) cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the trustees, including the independent trustees, as specified hereinabove for the adoption of the Plan by the trustees and independent trustees.

Trustee Continuation

In considering whether to adopt, continue or implement this Plan, the trustees shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to make an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated as to a Fund at any time by a vote of a majority of the independent trustees of the Trust or by a vote of the majority of the outstanding Class B voting securities of that Fund without penalty.  On termination as to a Fund, the payment of all distribution fees and service fees shall cease, and the Trust shall have no obligation to W&R to reimburse it for any cost or expenditure it has made or may make to distribute the Fund’s Class B shares or service the Fund’s Class B shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution of a Fund’s Class B shares, personal service and/or maintenance of shareholder accounts without approval of the Class B shareholders of that Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.  The distribution and service fees may be reduced by action of the board of trustees without shareholder approval.

Trustees

While this Plan is in effect, the selection and nomination of the trustees who are not interested persons of the Trust shall be committed to the discretion of the trustees who are not interested persons of the Trust.

Records

Copies of this Plan, the Underwriting Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.